As filed with the Securities and Exchange Commission August 12, 2014

Registration No. 333-193924

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

IIM GLOBAL CORPORATION

 (Exact name of registrant as specified in its charter)

              Delaware

                 7375

                                            46-2069547

                                     State or other jurisdiction        Primary Standard Industrial        (I.R.S. Employer

incorporation or organization

   Classification Code Number)

     Identification Number)

160 E. Lake Brantley Drive

Longwood, Florida 32779

(407) 674-2651

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

David S. Jones

160 E. Lake Brantley Drive

Longwood, Florida 32779

(815) 353-9434

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate Date of Commencement of proposed sale to the public:      As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer

☐

Accelerated filed

☐

Non-accelerated filed

☐

Smaller reporting company

☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$4,534
State filing fees	$3,000
Edgarizing fees	$2,500
Transfer agent fees	$5,000
Accounting fees	$35,000
Legal fees	$100,000
Printing	$1,000

Item 14. Indemnification of Directors and Officers

The Company's certificate of incorporation, by-laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company. The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years. All such securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as noted below. Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale. Furthermore, no underwriters participated or effectuated any of the transactions specified below. Also, no underwriting discounts or commissions applied to any of the transactions set forth below. All potential investors were contacted personally and possessed at the time of their investment bona fide substantive, pre-existing business relationships with the Company and/or its officers, directors and affiliates. No potential investors were contacted through other means, and no general advertising or general solicitation was used to solicit any investors.

(1) On September 21, 2011, 10,000,000 shares of common stock were issued to Tiber Creek Corporation for total consideration paid of $1,000.00. Subsequently, on December 20, 2012, the Company redeemed an aggregate of 9,750,000 of these shares for the redemption price of $975.00

On September 21, 2011, 10,000,000 shares of common stock were issued to MB Americus, LLC for total consideration paid of $1,000.00. Subsequently, on December 20, 2012, the Company redeemed an aggregate of 9,750,000 of these shares for the redemption price of $975.00

(2) On December 21, 2012, 1,000,000 shares of common stock were issued by the Company to David S. Jones pursuant to a change of control in the Company.

(3) On August 12, 2013, the Company issued 156,603,323 shares of common stock in connection with the Acquisition, as follows:

Shareholder Name	Number of Shares

Multipolaris Corporation	3,200,000
Interpolaris Pte. Ltd.	32,000,000
MP Informatikai Kft.	19,200,000
Thomas Szoke	32,000,000
Thomas Szoke LLC	923,323
WalkThink LLC	14,400,000
Rick Antunes	33,120,000
David S. Jones	19,360,000
Melba Liliana Gonzalez Molina	2,400,000

 (4) In connection with the Acquisition, the Company issued in September 2013 a total of 149,576 shares in aggregate to David S. Jones and Thomas Szoke, LLC relating to previous shares to be provided to these holders in settlement of accrued payroll liabilities from June 2013.

(5) On September 30, 2013, the Company issued a total of 460,390 common shares to two people to settle approximately $115,000 of accrued liabilities.

(6) From September 30, 2013, the Company issued a total of 1,910,000 shares of common stock, as follows:

Shareholder Name	Number of Shares

Jon Melzer	250,000
Eric Katz	40,000
Danny Katz	60,000
Luis Barroso	60,000
Douglas W. Solomon	1,500,000

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

2.1++

Agreement and Plan of Reorganization

3.1+

Certificate of Incorporation

3.2+

By-laws

5.1*

Opinion of Counsel on legality of securities being registered

10.1+++

Assignment of Patents

10.2+++

Assignment of Patents

10.3+++

Assignment of Patents

10.4+++

Employment Agreement of David Jones

10.5+++

Employment Agreement of Douglas Solomon

10.6+++

Employment Agreement of Thomas Szoke

10.7+++

Promissory Note

10.8+++

Flextronics Manufacturing Services Agreement

10.9+++

Agreement with Tiber Creek Corporation

10.10+++

Adjusted Compensation Agreement David S. Jones through September 30, 2013

10.11+++

Adjusted Compensation Agreement David S. Jones from October 1, 2013

10.12+++

Agreement extending due date of $600,000 Penn Investments Note*

10.13+++

Agreement extending due date of $310,000 Penn Investments Note *

10.14+++

Promissory Note for $20,000 payable to Penn Investments*

10.15+++

Promissory Note for $180,000 payable to Penn Investments*

23.1+++

Consent of Accountants

23.2*

`

Consent of Attorney (as part of Exhibit 5.1)

99.1

Power of Attorney (contained on the signature page of Amendment No. 2).

101

Attached as Exhibits 101 to this registration statement are the following financial statements (i) from the Quarterly Report on Form 10-Q for the period ended March 31, 2014 unaudited condensed consolidated financial statements for the three months ended March 31, 2014 and 2013 formatted in XBRL; and (ii) from the Annual Report on Form 10-K for the year ended December 31, 2013 consolidated financial statements for the years ended December 31, 2013 and 2012 formatted in XBRL.  In accordance with Regulation S-T, the XBRL-formatted interactive data files that comprise Exhibit 101 in this registration statement shall be deemed furnished and not filed.

____________________

*

Filed herewith

+

Previously filed on Form 10-12G on November 9, 2011 (File No.: 000-54545) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

++

Previously filed on Form 8-K on August 13, 2013 (File No.: 000-54545) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

+++

Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 12, 2014.

IIM GLOBAL CORPORATION

By:

/s/ David S. Jones

Title: Chief Executive Officer and President (Principal Executive Officer), Treasurer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, constituting all of the members of the board of directors, in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ David S. Jones	Director, Chief Executive Officer, President (Principal Executive Officer) and Treasurer (Principal Financial and Accounting Officer)	August 12, 2014

/s/ *	Director	August 12, 2014
Douglas Solomon

/s/ *	Independent Director	August 12, 2014
Andras Vago

/s/ *	Director	August 12, 2014
Thomas Szoke

/s/ *	Independent Director	August 12, 2014
Haraldo Artmann

/s/ * By David S. Jones, Attorney-in-Fact

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